Exhibit 10.27

AMENDMENT 1 TO THE

J. CREW GROUP, INC.

2005 EQUITY INCENTIVE PLAN

(Effective as of December 5, 2006)

WHEREAS, J. Crew Group, Inc. (the “Company”) has established the J. Crew Group, Inc. 2005 Equity Incentive Plan, effective as of June 27, 2006 (the “Plan”);

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan;

WHEREAS, pursuant to Section 14 of the Plan, the Board of Directors of J. Crew Group, Inc. (the “Board”) has the power and authority to amend the Plan; and

WHEREAS, the Board has determined that it is in the best interests of the Company’s stockholders to amend the Plan as set for the below;

NOW THEREFORE, the Board hereby amends the Plan by adding the following definitions to Section 2 of the Plan:

“Cause” means, when used in connection with the termination of a Participant’s employment, unless otherwise provided in the agreement evidencing Participant’s Incentive Award, the termination of the Participant’s employment by the Company or its affiliate on account of (i) the willful violation by the Participant of any federal or state law or any rule of the Company or its affiliate, (ii) a breach by a Participant of the Participant’s duty of loyalty to the Company and its affiliates in contemplation of the Participant’s termination of employment, such as the Participant’s pre-termination of employment solicitation of customers or employees of the Company or its affiliate, (iii) the Participant’s unauthorized removal from the premises of the Company or its affiliate of any document (in any medium or form) relating to the Company or its affiliate or the customers of the Company or its affiliate, or (iv) any gross negligence in connection with the performance of the Participant’s duties as an employee. Any rights the Company or its affiliate may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or its affiliate may have under any other agreement with the employee or at law or in equity. If, subsequent to a Participant’s termination of employment, it is discovered that such Participant’s employment could have been terminated for Cause, the Participant’s employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

“Good Reason” means, unless otherwise provided in the agreement evidencing Participant’s Incentive Award, (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that directly results from a Change in Control, (ii) a decrease in a Participant’s base salary, bonus opportunity or benefits other than a decrease in benefits that applies to all employees of the Company or its affiliates otherwise eligible to participate in the applicable benefit plan, or (iii) a relocation following a Change in Control of a Participant’s primary work location more than 50 miles from the work location immediately prior to the Change in Control, in each case without the Participant’s written consent and after the Participant has provided the Committee with written notice specifying the circumstances that the Participant believes constitute Good Reason and the Company fails to cure such circumstances within a reasonable period of time (not to exceed 30 days) after receipt of such notice.